Exhibit 99.1

I

Behringer Harvard Short-Term Opportunity Fund I LP

SHORT–TERM OPPORTUNITY FUND I LP PORTFOLIO UPDATE FALL 2007

Hotel Palomar and the Residences at Palomar

Dallas, Texas

Property Objectives: Redevelop a former hotel at one of Dallas’ most prominent intersections to four-star boutique status and develop the surrounding high-visibility property into complementary luxury condominiums that leverage hotel services as resident amenities.

The Hotel Palomar, now open for approximately one year, continues to exceed expectations. Both room rates and occupancy outperform its competitive set in Dallas, a highly unusual circumstance for a recently-opened hotel. Forecasted 2007 hotel revenues are tracking well ahead of expectations. The retail space is substantially leased at 90 percent, and the Residences at Palomar are being actively marketed.

The nationwide downturn in condominium sales has also affected Dallas’ condominium market. To date, 17 condominiums have been sold. Though we are disappointed with initial sales at the Residences at Palomar, we continue to believe that we will yield long-term positive results with the busy location adjacent to the Hotel Palomar, which is in proximity to Southern Methodist University and Mockingbird Station, a hub for retail and dining, as well as commercial and residential tenants.

Cassidy Ridge Residences

Telluride (Mountain Village), Colorado

Property Objectives: Leverage the value potential of this exceptional property by developing residential condominium units and marketing them for sale to homeowners and investors.

Marketing of the condominiums is expected to commence with the beginning of skiing season.

As of September 2007, significant site excavation work has been finished on the 1.56-acre development. In the next few weeks, construction of the underground parking garage will begin. In addition, building construction will start this spring, and the first group of 23 luxury residential condominiums is scheduled for completion in spring 2009.

1221 Coit Road

Dallas (Plano), Texas

Property Objectives: Identify a replacement for the current tenant that has indicated plans to exercise the option to terminate its lease effective March 31, 2008. Once a long-term tenant has been secured and a stabilized income stream created, list the property for sale.

As of September, this asset remains 100 percent leased to TelVista. We are pursuing prospective tenants searching for a call center location in the Dallas/Fort Worth area. We are also considering exterior cosmetic capital improvements to help increase leasing productivity. Cosmetic renovation plans for the building’s entrance have been drawn and are currently out for pricing.

1909 Woodall Rodgers (SOLD)

Dallas, Texas

Property Objectives: Take advantage of improving market conditions by selling or developing the adjacent undeveloped 1.6-acre land parcel, lease vacant space in the office tower to a stabilized level, and market the assets for disposition.

The Fund has achieved its objectives with this asset. The portion of this investment comprising 1.6 acres of developable land was sold in April 2005, with a special distribution made to investors in June 2005. The office building and drive-through banking facility portion of this investment were sold in July 2006 for $10.45 million, with a special distribution made to investors in November 2006. The cash-on-cash return to the Fund on this asset was approximately 16 percent annually over the life of the investment.

4245 Central Expressway

Dallas, Texas

Property Objectives: Take advantage of improving market conditions by raising rental rates to market levels as tenants renew their leases, increase the building’s occupancy to a stabilized level, and market the property for disposition.

As of September 2007, the building was approximately 86 percent leased, up from 81 percent for the previous quarter. Recently added tenants include Tibbets Media, KIHOMAC, and BGO Architects.

McCarthy Companies, a national automobile industry advertising firm, leased the entire sixth floor earlier this year. During the past quarter, they commenced occupancy of approximately 15,800 square feet. We are also actively working on securing additional leases.

Northwest Highway Land/Bretton Woods

Dallas, Texas

Property Objectives: Develop the 4.97-acre site, marketed as Bretton Woods, into 18 single-family lots and sell the lots to local high-end residential home builders.

Development construction has been completed on this land parcel located at Northwest Highway and Midway Road in Dallas. Stephenson Custom Homes has been selected to be the exclusive home builder for this upscale community, and it has purchased one lot on which it is to build a model home. Construction on the model home is expected to commence in October 2007.

Plans for this land call for the development of a total of up to five speculative homes, which are expected to help stimulate interest in this community. Briggs-Freeman will be the listing agent.

5050 Quorum Drive

Dallas (Addison), Texas

Property Objectives: Acquire at a steep discount to replacement cost, take advantage of improving market conditions, lease property to stabilized occupancy, and list the property for sale soon thereafter.

As of September 2007, this 133,799-square-foot office building remains approximately 86 percent leased, which represents a significant improvement from the 46 percent level at acquisition. We are currently working on expansions with several existing tenants totaling another 2,000 square feet.

The property has been listed for sale with investment broker Jones Lang LaSalle. We are actively negotiating contract terms with potential buyers. Due to the recent credit market situation, buying activity has slowed, potentially delaying the sale of this asset.

Landmark Center I & II

Dallas (Addison), Texas

Property Objectives: Establish a working relationship with the existing subtenants and negotiate direct leases with them following the end of their current sublease terms in spring 2008, or attract replacement tenants if the existing subtenants vacate. Once the property is stabilized, list the property for disposition.

This 257,427-square-foot asset remains 100 percent leased to CompUSA. Subtenants of CompUSA include Tellabs, BMC Corporation, and Capital One Auto Finance.

We are in the final stage of negotiations for a direct lease with Tellabs for approximately 90,000 square feet, which would commence at the end of the current sublease with CompUSA. Capital One Auto Finance and BMC Corporation intend to relocate and are not expected to renew beyond their sublease agreements. As a result of these notifications, we have begun our strategic marketing efforts to re-lease these spaces before the end of the current lease term.

We are currently working with prospective tenants that are seeking lease space in the far North Dallas and Plano submarkets. Leasing activity along this section of the Dallas North Tollway continues to be brisk.

Plaza Bank Center

Dallas, Texas

Property Objectives: Capitalize on the current yield from the in-place income stream, increase value through leasing the vacant space, bring current tenants up to market rental rates as they renew, and market the property for disposition.

The property was approximately 76 percent leased as of September 2007. We are currently in negotiations with a national restaurant chain and two local tenants to lease additional square feet. We recently renewed Compass Bank’s 15,800-square-foot lease for 10 years, which should help to provide stability to the property. We also recently renewed Dr. Ellis Ramsey, D.D.S. for five years upon favorable terms.

Renewal negotiations continue with ReMax Realtors, and All Smiles Dental is considering a 1,500- to 2,000-square-foot expansion of its corporate offices located in the center.

250/290 John Carpenter Freeway

Dallas (Irving), Texas

Property Objectives: Acquire the property significantly below replacement cost, reposition the asset through a significant renovation in order to attract major creditworthy tenants, and list the project for disposition when stabilized occupancy is achieved.

This three-building, 539,000-square-foot office complex is currently 18 percent leased. The first draft of renovation plans for the two seven-story buildings has been finalized and submitted for preliminary pricing. The third building is a three-story asset that has already been fully renovated.

Avelo Mortgage, the wholesale mortgage distribution arm of Archon Group LP, a wholly-owned subsidiary of Goldman Sachs Group, Inc., is a current tenant leasing 98,000 square feet. They have indicated that they may exercise their first expansion option for the balance of their building, which would bring its tenancy to approximately 147,000 square feet. To date, we have submitted proposals for an additional 1.5 million square feet to several potential tenants.

This portfolio update contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Short-Term Opportunity Fund I LP that are based on our current expectations, estimates, forecasts, and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this portfolio update. Such factors include those described in the “Risk Factors” section of the latest Annual Report on Form 10-K of Behringer Harvard Short-Term Opportunity Fund I LP as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Published 10/07 • IN	201418
© 2007 Behringer Harvard

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